June 12, 2014

Mr. Joseph M. Harary
c/o Research Frontiers Inc.
240 Crossways Park Drive
Woodbury, NY 11797-2033

Dear Mr. Harary:

This letter agreement sets forth the terms of the amendment to the employment agreement between you and Research Frontiers Inc. dated as of January 1, 2009 (the “Employment Agreement”).

As previously authorized by the Compensation Committee of the Board of Directors of Research Frontiers Inc., effective January 1, 2014 your annual Base Salary under Section 4(a) of the Employment Agreement shall be $450,000.

Effective as of June 12, 2014 all references to “December 31, 2013” in the Employment Agreement shall be replaced with a reference to “December 31, 2019”.

All other terms of the Employment Agreement shall remain in effect. If this accurately reflects our agreement, please sign where indicated below.

Sincerely,

/s/ Robert L. Saxe
Robert L. Saxe Chairman of the Board of Directors

AGREED:

/s/ Joseph M. Harary
Joseph M. Harary